UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2016

MIRATI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9393 Towne Centre Drive, Suite 200

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 27, 2016, the Board of Directors (the “Board”) of Mirati Therapeutics, Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, elected Bruce L.A. Carter, Ph.D. to the Board, effective immediately. Dr. Carter’s term of office expires at the Company’s 2017 annual meeting of stockholders or when his successor is duly elected and qualified, or his earlier death, resignation or removal.  The Board also appointed Dr. Carter to serve as a member of the Audit Committee of the Board (the “Audit Committee”) and Compensation Committee of the Board (the “Compensation Committee”).

In accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Policy”), upon his appointment to the Board, Dr. Carter received an initial grant consisting of a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock (the “Common Stock”), which shares will vest in a series of 36 equal monthly installments. In accordance with the Policy, Dr. Carter will be entitled to receive a $40,000 annual cash retainer for service as director, a $7,500 annual cash retainer for service as a member of the Audit Committee, a $5,000 annual cash retainer for service as a member of the Compensation Committee, and will be eligible to receive additional equity compensation in the future. Dr. Carter has entered into the Company’s standard form of indemnification agreement. The Company is not aware of any transaction involving Dr. Carter requiring disclosure under Item 404(a) of Regulation S-K.

On September 29, 2016, the Company issued a press release announcing Dr. Carter’s appointment to the Board, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2016	MIRATI THERAPEUTICS, INC.

	By:	/s/ Charles M. Baum
Charles M. Baum
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated September 29, 2016